CSB BANCORP, INC.

LIMITED POWER OF ATTORNEY FOR SECTION 16 REPORTS

The undersigned, in her capacity as a person required to file reports pursuant to Section 16 (a) of the Securities Exchange Act of 1934 (the "Exchange Act"), hereby appoints Paula S. Foy and Paula J. Meiler, and each of them individually, as her true and lawful attorney-in-fact and agent, with full power of substitution, to execute her name, place, and stead and to file with the Securities and Exchange Commission any report, which the undersigned is required to file under Section 16 with respect to her beneficial ownership of securities of CSB Bancorp, Inc., an Ohio corporation, or any amendment to any such report.

IN WITNESS WHEREOF, the undersigned has executed this instrument as of the 12th day of December, 2012.

/s/ Margaret L. Conn

Witnessed this 12th day of December, 2012

/s/ Melanie S. Raber, Notary

Melanie S. Raber
Notary Public, State of Ohio
My Commission Expires
February 22, 2014